UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2011

GENTA INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19635		33-0326866
(Commission File Number)		(IRS Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ		07922
(Address of Principal Executive Offices)		(Zip Code)

(908) 286-9800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The number of outstanding shares of Genta Incorporated common stock par value $0.001 as of the date of this filing is 47,234,779.

The total outstanding face value of the convertible notes of Genta Incorporated (“the Company”) is $31.9 million as of the date of this filing.  The convertible notes include the Company’s (i) Senior Secured Convertible Promissory Notes due September 4, 2011, as amended , (ii) Senior Secured Convertible Promissory Notes due April 2, 2012, as amended , (iii) Unsecured Subordinated Convertible Promissory Notes due July 7, 2011, as amended, (iv) Unsecured Subordinated Convertible Promissory Notes due September 4, 2011, as amended, (v) Senior Unsecured Convertible Promissory Notes B due March 9, 2013, (vi) Senior Unsecured Convertible Promissory Notes C due March 9, 2013, (vii) Senior Secured Convertible Promissory Notes D due March 9, 2013, (viii) Senior Unsecured Convertible Promissory Notes E due March 9, 2013  and (ix) Senior Unsecured Convertible Promissory Notes F due March 9, 2013.

The total outstanding number of March 2010 Warrants and December 2010 Warrants as of the date of this filing is 110,643,000.

The total outstanding face value of warrants to purchase Senior Unsecured Convertible Promissory Notes E due March 9, 2013 (the "Debt Warrants") is $2.0 million as of the date of this filing. Debt Warrants may be exercised by the holder up until a date that is six months after the public release of survival data from the Company’s AGENDA clinical trial. A holder of Debt Warrants can exercise them for cash or on a cashless basis.

 The total outstanding amount of Purchase Rights and Consent Rights resulting from the Company’s financing in April 2009 are $13.2 million as of the date of this filing. These rights may only be exercised for cash. The rights can be exercised by the holder up until a date that is two weeks after the public release of survival  data from the Company’s AGENDA clinical trial. If exercised, a holder would receive a Senior Unsecured Convertible Promissory Note F due March 9, 2013.

The Company currently expects to release the survival data in April 2011. Sales of common stock underlying the Debt Warrants and the Purchase and Consent Rights are subject to a 6-month lockup from the date of exercise or conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

Date:	March 25, 2011	By:	/s/ GARY SIEGEL
			Name:	Gary Siegel
			Title:	Vice President, Finance